Exhibit 99.3

LIBERTY RENEWABLE FUELS, LLC

(Parent Company Only)

FORECASTED FINANCIAL STATEMENTS

For Years 0 through 5

with Accountants’ Compilation Report

ACCOUNTANTS’ COMPILATION REPORT

To the Board of Directors

Liberty Renewable Fuels, LLC:

We have compiled the accompanying forecasted balance sheets and related statements of operations and members’ equity and cash flows of Liberty Renewable Fuels, LLC—Parent Company Only (a development stage company) as of and for the years ended zero (development and construction period) through five, in accordance with attestation standards established by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of a forecast, information that is the representation of management and does not include evaluation of the support for the assumptions underlying the forecast. We have not examined the forecast and, accordingly, do not express any other form of assurance on the accompanying statements or assumptions. Furthermore, there will be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and those differences may be material. We have no responsibility to update this report for events and circumstances occurring after the date of this report.

Respectfully submitted,

Kennedy and Coe, LLC

May 15, 2007

250 NORTH ROCK ROAD, SUITE 270, WICHITA, KS 67206-2242. PHONE (316) 685-0222. FAX (316) 685-1868. WWW.KCOE.COM

Members of: American Institute of Certified Public Accountants. Offices in Kansas, Oklahoma and Colorado

LIBERTY RENEWABLE FUELS, LLC

(Parent Company Only)

FORECASTED BALANCE SHEETS

YEARS ZERO THROUGH FIVE

	Construction (Year 0)	Year 1	Year 2	Year 3	Year 4	Year 5
ASSETS
Current Assets:
Cash & Cash Equivalents	$14,431,197	$16,689,193	$38,054,696	$59,730,205	$82,019,465	$99,307,148
Accounts Receivable	—	11,580,034	12,410,364	12,888,250	13,134,536	13,141,879
Grain Futures Contracts	—	4,000,000	5,000,000	5,000,000	5,000,000	5,000,000
Inventory—Grain and Chemicals	—	14,273,630	14,452,795	14,601,822	14,457,842	14,457,842
Inventory—Ethanol	—	4,821,918	5,014,795	5,207,671	5,304,110	5,304,110
Inventory—Distillers Wet Grain	—	1,162,427	1,208,924	1,255,421	1,278,669	1,278,669

Total Current Assets	14,431,197	52,527,201	76,141,572	98,683,369	121,194,622	138,489,648

Property, Plant & Equipment
Land	2,960,840	2,960,840	2,960,840	2,960,840	2,960,840	2,960,840
Property and Equipment	180,606,160	181,106,160	182,106,160	183,106,160	184,106,160	185,106,160

Total Property, Plant & Equipment, at cost	183,567,000	184,067,000	185,067,000	186,067,000	187,067,000	188,067,000
Less Accumulated Depreciation	—	(12,073,744)	(24,214,155)	(36,421,232)	(48,694,976)	(61,035,387)

Net Property, Plant & Equipment	183,567,000	171,993,256	160,852,845	149,645,768	138,372,024	127,031,613

Other Assets
Restricted Cash	4,873,103	4,873,103	4,873,103	4,873,103	4,873,103	9,293,642
Utility Deposits	4,500,000	2,850,000	1,200,000	800,000	400,000	—
Finance Fees	4,023,000	4,023,000	4,023,000	4,023,000	4,023,000	4,023,000
Less Accumulated Amortization	—	(402,300)	(804,600)	(1,206,900)	(1,609,200)	(2,011,500)

Total Other Assets	13,396,103	11,343,803	9,291,503	8,489,203	7,686,903	11,305,142

Total Assets	$211,394,300	$235,864,260	$246,285,921	$256,818,340	$267,253,549	$276,826,403

LIABILITIES & EQUITIES
Current Liabilities:
Accounts Payable	$—	$8,561,537	$9,058,654	$9,310,652	$9,426,387	$9,388,486
Current maturities of LT bond debt	—	4,835,118	5,200,134	5,592,706	6,014,914	6,468,996
Current maturities of LT bank debt	—	6,107,102	7,326,426	8,158,576	8,904,510	4,108,009

Total Current Liabilities	—	19,503,757	21,585,214	23,061,935	24,345,812	19,965,491

Long-term bond debt, Less current maturities	63,750,000	54,419,158	49,219,024	43,626,318	37,611,403	31,142,407
Long-term bank debt, Less current maturities	54,850,000	43,660,041	36,333,614	28,175,038	19,270,528	15,162,519

Total Long-term Debt, Less current maturities	118,600,000	98,079,199	85,552,638	71,801,356	56,881,931	46,304,926

Total Liabilities	118,600,000	117,582,956	107,137,852	94,863,291	81,227,743	66,270,417

Total Members’ Equity	92,794,300	118,281,304	139,148,068	161,955,049	186,025,807	210,555,986

Total Liabilities & Members’ Equity	$211,394,300	$235,864,260	$246,285,921	$256,818,340	$267,253,549	$276,826,403

See accompanying summaries of significant assumptions and accounting policies.

See Accountants’ Compilation Report

LIBERTY RENEWABLE FUELS, LLC

(Parent Company Only)

FORECASTED STATEMENTS OF OPERATIONS AND MEMBERS’ EQUITY

YEARS ENDING ZERO THROUGH FIVE

	Year Zero	Year 1	Year 2	Year 3	Year 4	Year 5
Revenue
Ethanol	$—	$213,972,603	$228,558,904	$237,358,904	$241,879,452	$242,000,000
Marketing Fee—Ethanol		(1,604,795)	(1,371,353)	(1,424,153)	(1,451,277)	(1,452,000)

Net Ethanol Revenue		212,367,808	227,187,551	235,934,751	240,428,175	240,548,000

Distillers Grains	—	33,904,110	36,713,307	38,127,593	38,863,796	38,892,857
Marketing Fee—Distillers Grains		(1,186,644)	(1,284,966)	(1,334,466)	(1,360,233)	(1,361,250)

Net Distillers Grains Revenue		32,717,466	35,428,341	36,793,127	37,503,564	37,531,607

Total Revenue	—	245,085,274	262,615,892	272,727,878	277,931,739	278,079,607

Production Costs
Corn	—	137,500,000	143,000,000	148,500,000	151,250,000	151,250,000
Natural Gas Costs		26,180,000	27,227,200	28,274,400	28,798,000	28,798,000
Denaturant	—	9,625,000	10,010,000	10,395,000	10,587,500	10,587,500
Electricity	—	3,547,500	3,689,400	3,831,300	3,902,250	3,902,250
Water & Sewer	—	660,000	686,400	712,800	726,000	726,000
Enzymes	—	5,280,000	5,491,200	5,702,400	5,808,000	5,808,000
Yeast & Chemicals	—	2,420,000	2,516,800	2,613,600	2,662,000	2,662,000
Depreciation Expense	—	12,073,744	12,140,411	12,207,077	12,273,744	12,340,411
Repair & Maintenance	—	1,375,000	1,430,000	1,485,000	1,512,500	1,512,500
Production Payroll	—	2,103,750	2,145,825	2,188,742	2,232,516	2,277,167
Cost Allocation (Change in FG Inventory)	—	(5,984,344)	(239,374)	(239,374)	(119,687)	—

Total Production Expense	—	194,780,650	208,097,862	215,670,945	219,632,823	219,863,827

Gross Profit	—	50,304,624	54,518,030	57,056,933	58,298,916	58,215,780

General and Administrative
Organizational & Start Up	3,170,000	—	—	—	—	—
Administrative Payroll	—	701,250	715,275	729,581	744,172	759,056
Miscellaneous General & Administrative	—	1,887,300	1,946,700	2,006,100	2,035,800	2,035,800
License, Fees & Insurance	—	440,000	457,600	475,200	484,000	484,000
Real Estate & Personal Property Taxes	—	550,000	572,000	594,000	605,000	605,000
Quality Control and Consulting Services	—	748,000	777,920	807,840	822,800	822,800
Interest Expense—Bond financing	—	4,560,174	4,220,780	3,855,764	3,463,192	3,040,984
Interest Expense—Bank financing	—	4,663,350	3,639,105	2,419,781	1,587,631	841,697

Total General and Administrative Expenses	3,170,000	13,550,074	12,329,380	10,888,265	9,742,595	8,589,336

Net Income (Loss) before Contributions	(3,170,000)	36,754,550	42,188,650	46,168,668	48,556,321	49,626,443

Contribution Expense	—	367,545	421,887	461,687	485,563	496,264

Net Income (Loss)	$(3,170,000)	$36,387,004	$41,766,764	$45,706,981	$48,070,757	$49,130,179

Members’ Equity-beginning	$—	$92,794,300	$118,281,304	$139,148,068	$161,955,049	$186,025,807
Capital Contributed	95,964,300	—	—	—	—	—
Distributions to Members	—	(10,900,000)	(20,900,000)	(22,900,000)	(24,000,000)	(24,600,000)
Net Income (Loss)	(3,170,000)	36,387,004	41,766,764	45,706,981	48,070,757	49,130,179

Members’ Equity-ending	$92,794,300	$118,281,304	$139,148,068	$161,955,049	$186,025,807	$210,555,986

See accompanying summaries of significant assumptions and accounting policies.

See Accountants’ Compilation Report

LIBERTY RENEWABLE FUELS, LLC

(Parent Company Only)

FORECASTED STATEMENT OF CASH FLOWS

YEARS ENDING ZERO THROUGH FIVE

	Year 0	Year 1	Year 2	Year 3	Year 4	Year 5
Adjustments to reconcile net income to net cash
Operating Activities
Net income (loss)	$(3,170,000)	$36,387,004	$41,766,764	$45,706,981	$48,070,757	$49,130,179
Non-cash charges to operations
Depreciation and amortization	—	12,476,044	12,542,711	12,609,377	12,676,044	12,742,711
Changes in account balances
Accounts receivable	—	(11,580,034)	(830,330)	(477,886)	(246,286)	(7,343)
Grain futures contracts	—	(4,000,000)	(1,000,000)	—	—	—
Inventories	—	(20,257,975)	(418,538)	(388,401)	24,293	—
Utility deposits	(4,500,000)	1,650,000	1,650,000	400,000	400,000	400,000
Accounts payable	—	8,561,537	497,117	251,999	115,735	(37,901)

Cash Provided by (Used in) Operating Activities	(7,670,000)	23,236,577	54,207,724	58,102,069	61,040,543	62,227,646

Investing Activities
Land purchase	(2,960,840)	—	—	—	—	—
Fixed asset purchases	(180,606,160)	(500,000)	(1,000,000)	(1,000,000)	(1,000,000)	(1,000,000)

Cash (Used in) Investing Activities	(183,567,000)	(500,000)	(1,000,000)	(1,000,000)	(1,000,000)	(1,000,000)

Financing Activities
Finance Fees	(4,023,000)	—	—	—	—	—
Borrowings of long term bond debt	63,750,000	—	—	—	—	—
Repayment of long term bond debt	—	(4,495,724)	(4,835,118)	(5,200,134)	(5,592,706)	(6,014,914)
Borrowings of long term bank debt	54,850,000	—	—	—	—	—
Repayment of long term bank debt	—	(5,082,857)	(6,107,102)	(7,326,426)	(8,158,576)	(8,904,510)
Restricted cash	(4,873,103)	—	—	—	—	(4,420,539)
Distributions paid	—	(10,900,000)	(20,900,000)	(22,900,000)	(24,000,000)	(24,600,000)
Cost of raising capital	(795,700)	—	—	—	—	—
Equity investment	96,760,000	—	—	—	—	—

Cash Provided by (Used in) Financing Activities	205,668,197	(20,478,581)	(31,842,221)	(35,426,561)	(37,751,282)	(43,939,964)

Net Increase in Cash and Cash Equivalents	14,431,197	2,257,996	21,365,503	21,675,509	22,289,260	17,287,683
Cash and Equivalents, Beginning of year	—	14,431,197	16,689,193	38,054,696	59,730,205	82,019,465

Cash and Cash Equivalents, End of year	$14,431,197	$16,689,193	$38,054,696	$59,730,205	$82,019,465	$99,307,148

See accompanying summaries of significant assumptions and accounting policies.

See Accountants’ Compilation Report

LIBERTY RENEWABLE FUELS, LLC

(Parent Company Only)

SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES

YEARS ENDING ZERO THROUGH FIVE

NOTE A—NATURE OF THE FORECAST

This financial forecast presents, based on the assumptions of management hereafter set forth, Liberty Renewable Fuels, LLC’s (Parent Company Only) expected financial position, results of operations and cash flows for the forecasted period. Accordingly, the forecast reflects management’s judgment of the expected conditions and the Company’s expected course of action as of May 15, 2007, the date of this forecast. The Company anticipates the acquisition of a grain elevator subsidiary, Auburn Bean and Grain Company. The forecasted financial statements are for the parent company only and do not include the acquisition of the subsidiary.

The financial forecast is based on management’s assumptions concerning future events and circumstances. The assumptions disclosed herein are those that management believes are significant to the forecast and are not intended to be all inclusive, but are key factors upon which the financial results of the Project depends.

Some assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to May 15, 2007, the date of this forecast. Therefore, the actual results achieved during the forecasted period will vary from this forecast, and the variations may be material. Management does not intend to revise this forecast to reflect changes in present circumstances or the occurrence of unanticipated events.

NOTE B—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ASSUMPTIONS

PROJECT—Liberty Renewable Fuels, LLC was created for the purpose of constructing and operating an ethanol plant in central Michigan that will produce approximately 110,000,000 gallons of denatured fuel grade ethanol and 354,000 tons distiller’s dried grains (DDG) annually. The company is currently exploring the feasibility of capturing and selling CO2 by-products. Revenue and expenses associated with capturing CO2 have been excluded from these forecasted financial statements. The Company anticipates the acquisition of a grain elevator subsidiary, Auburn Bean and Grain Company. The forecasted financial statements are for the parent company only and do not include the acquisition of the subsidiary.

RISK AND UNCERTAINTIES—Management has made certain assumptions that have a significant impact on the forecasted net income. The critical assumptions include, but are not limited to, the following: ethanol gallons produced annually, ethanol sales price, distiller’s grain sales price and the cost of grain for processing. Each one of these assumptions will have a significant impact on the forecasted net income.

METHOD OF ACCOUNTING—The Company will use the accrual basis method of accounting for the forecast, which management intends to use for historical financial statements. This method recognizes revenues as earned and expenses as incurred.

See Accountants’ Compilation Report

LIBERTY RENEWABLE FUELS, LLC

(Parent Company Only)

SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES

YEARS ENDING ZERO THROUGH FIVE

CASH AND CASH EQUIVALENTS—For purposes of the forecast, it is assumed that excess cash will be invested in investments with an original maturity of three months or less. Cash and cash equivalents exclude all assets, if any, whose use is limited.

INCOME TAXES—The Company is organized as a partnership for federal and state income tax purposes and will not incur income taxes. Instead, the Company’s earnings and losses will pass through to the members and will be taxed at the member level. Accordingly, no provision for income taxes has been included in these forecasted financial statements.

OTHER ASSUMPTIONS—The project development and ethanol plant construction period is assumed to be twenty four (24) months. It is referred to in the financial statements as “Year 0”. The twenty four months of development, construction and startup period is assumed to include all organization and startup expenses required to make the plant operational.

GRANTS AND INCENTIVES—There are no grants included in the forecast.

NOTE C—PROPOSED SOURCES AND USES OF FUNDS

The proposed sources and uses of funds are summarized below:

Sources of Funds	Total
Senior Debt—Loan and Bonds	$104,000,000
Senior Debt—Utility Substation	4,600,000
WC/Inventory Loan (line of credit)	10,000,000
Membership equity	96,760,000

Total sources	$215,360,000

Uses of Funds	Total
Construction Costs	$134,000,000
Land Costs	2,960,840
Site Work	5,633,200
Contingency	3,900,000
Administration Buildings	1,140,000
Rail	4,500,000
Grain and DDG Handling Complex	17,500,000
Utility Substation	4,600,000
Roads and Utilities	3,000,000
Equipment and other	3,880,960
Capitalized Interest	1,300,000
Organizational and Startup Costs	3,170,000
Bank Financing Fees	4,023,000
Construction Period Interest	5,752,000
Initial Inventory and Working Capital	20,000,000

Total uses	$215,360,000

See Accountants’ Compilation Report

LIBERTY RENEWABLE FUELS, LLC

(Parent Company Only)

SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES

YEARS ENDING ZERO THROUGH FIVE

PROJECT LOANS—The forecast assumes that total construction and permanent financing in the amount of $118,600,000 of debt will be available to develop the project. The interest rates and terms of the debt are based on an executed term sheet with Grand Forks Farm Credit, however, actual interest rates and terms could vary.

The forecast assumes that the debt will be a combination of traditional Senior Debt estimated at $54,850,000 plus tax exempt bonds estimated at $63,750,000. The traditional debt would consist of three loans. The first loan, in the amount of $4,600,000, would be used to build a utility substation. The second loan, in the amount of $40,250,000, would be used for project costs. The third loan, in the amount of $10,000,000, would be used for working capital and start up expenditures. The utility loan and working capital loan would have a 5 year maturity with the cost of debt being 8.82%. The project loan or term loan would have a 10 year maturity with the cost of debt being 8.82%. The forecast assumes accelerated payments on the term loan in the form of cash flow sweeps. The accelerated payments would be applied toward the principal of the term loan in the amount of 40% of available cash flow with an equity percentage of 45-50%, 30% with an equity percentage of 50-55%, and 20% with an equity percentage of 55-60%. No cash flow sweep would be required in the event that more than 60% of ownership could be attributed to equity financing.

The forecast assumes that the bond portion of the debt would consist of solid waste bonds through the Economic Development Corporation of the County of Gratiot, Michigan. The bonds would mature in 10 years with the cost of debt being 7.3%.

OWNER EQUITY CONTRIBUTIONS—Owner equity contributions, net of cost of raising capital, of $92,794,300 are included in the project financial plan.

NOTE D—FORECASTED BALANCE SHEETS ASSUMPTIONS

CASH—Cash was computed as the residual asset balance of all balance sheet accounts after applying all assumptions.

ACCOUNTS RECEIVABLE—Accounts receivable collections are forecast to be 15 days for ethanol sales and 30 days for distiller’s grain sales.

INVENTORIES—Inventories consist of approximately 3.9 million bushels of corn (which is between 33 and 36 days of production), 15 days of chemicals, enzymes, yeast, and denaturant, 10 days of ethanol and 15 days of distiller’s grain production. Raw material and finished goods inventories are stated at lower of cost or market.

PROPERTY AND EQUIPMENT—Property and equipment is stated at cost with depreciation computed using the straight line method with an estimated useful life of 15 years. The forecast includes capitalized additions to equipment of $500,000 for Year 1 and $1,000,000 per year for Years 2 through 5.

OTHER ASSETS—Other assets are recorded at cost and include a utility deposit, all financing costs incurred during the period, and restricted cash used to satisfy a debt payment reserve requirement. Loan fees are amortized using the straight-line method.

See Accountants’ Compilation Report

LIBERTY RENEWABLE FUELS, LLC

(Parent Company Only)

SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES

YEARS ENDING ZERO THROUGH FIVE

The utility deposit is anticipated to be in two parts: $2,500,000 gas deposit and $2,000,000 electric deposit. The gas deposit is to be paid back based on usage. It is anticipated to be paid back 50% in each of Years 2 and 3. The electric deposit is anticipated to be paid back 20% per year starting in Year 2. The restricted cash used for the debt payment reserve requirement would consist of 6 months worth of principal and interest payments on the senior debt of $54,850,000.

ACCOUNTS PAYABLE—These items consist of 15 days grain, production materials and general and administrative expenses.

DISTRIBUTIONS—Distributions to owners are estimated at 40% of forecasted taxable income for Year 1. Distributions to owners for Years 2 through 5 are estimated at 50% of financial statement income. Actual distributions may differ from these estimates based on decisions by management and any restrictions contained in lender covenants.

NOTE E—FORECASTED STATEMENTS OF OPERATIONS ASSUMPTIONS

REVENUES—Forecasted revenue for the plant consists of the sale of ethanol and distiller’s dried grain.

ETHANOL—The ethanol plant will have a nameplate capacity of 110 million gallons per year of denatured fuel ethanol production, with the assumption that at maximum capacity the plant will actually produce 121 million gallons per year. Allowing for initial startup, the plant is assumed to produce 110.0 million gallons in Year 1 of operations, 114.4 million gallons in Year 2, 118.8 million gallons in Year 3 and 121.0 million gallons each of the following years.

The forecast assumes that the plant will receive $2.00 per gallon for denatured ethanol from year one to year five. Market prices and tax incentives could change substantially during the course of the project. The forecasted price is net of estimated transportation fees.

DISTILLER’S GRAINS—The financial forecast assumes that the ethanol plant will produce distiller’s dried grain (DDG) from corn. The amount of distiller’s grain produced will be determined by the characteristics of the feedstock and the level of ethanol yield, but is assumed to be equivalent to 18 pounds of DDG per bushel of corn processed. All of the distillers gain is assumed to be sold dried.

The DDG are assumed to be sold as animal feed to area cattle operations. The value of feed co-products will vary with the price of grain and with the cost of competing products. The forecast assumes a sales value of $100 per ton for DDG. The forecasted price is net of estimated transportation fees.

VARIABLE UNIT PRODUCTION COSTS—Forecasted variable production costs are the input commodities to produce ethanol, which include corn, chemicals and enzymes, utilities, and denaturant.

See Accountants’ Compilation Report

LIBERTY RENEWABLE FUELS, LLC

(Parent Company Only)

SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES

YEARS ENDING ZERO THROUGH FIVE

CORN—The forecast has assumed a price of $3.50 per bushel of corn. The forecast assumes that a bushel of corn yields 2.8 gallons of denatured ethanol or an annual usage of approximately 39.3 million bushels at a 110 million gallon per year production rate.

DENATURANT, CHEMICALS, AND OTHER INGREDIENTS—Denaturant is the additive mixed with the ethanol produced resulting in denatured ethanol. Five gallons of denaturant is added to every 100 gallons of alcohol. The price of the denaturant is calculated as the retail price of gasoline less any local taxes. The assumed cost of a gallon of denaturant is $1.75 per gallon.

Enzymes, yeasts, and other various chemicals are required in the ethanol conversion process. The forecast assumes the industry standard cost for these processing components of $.07 per gallon of ethanol produced.

UTILITIES—The cost of utilities includes electricity, water, and sewage. Electricity use will be approximately 82.5 million kWh per year at a 110 million gallon per year production rate. Electricity will be purchased at an estimated cost of $.043 per kWh. Water cost of $.006 per gallon was assumed based on industry data.

NATURAL GAS—The plant is expected to consume 34,000 Btu of natural gas per gallon of ethanol produced including the cost to dry the distiller’s grain. The forecast assumes a cost of $7.00 per mmBtu.

PRODUCTION LABOR—Forecasted payroll costs for the plant assume the following full-time staffing requirements: 49 production and maintenance positions, and 10 administrative positions.

GENERAL AND ADMINISTRATIVE EXPENSES—These costs include annual administrative payroll, marketing fees, miscellaneous expenses, license and insurance fees, property taxes, and interest expense.

MARKETING FEE – The Company anticipates contracting with unrelated companies to market the ethanol and distiller’s dried grain. Included in the forecasted financial statements is a marketing fee of .75% of ethanol revenue for the first year of operation and .60% thereafter. A marketing fee of $3.50 per ton is estimated on sales of DDG.

INTEREST EXPENSE—Interest rate for long-term debt is assumed to be 8.82% on traditional debt and 7.3% on bond financing. The forecasts assume that all interest incurred during the construction period will be paid in Year 0.

CONTRIBUTIONS—The Company anticipates making charitable contributions equal to 1% net income before the charitable contributions.

See Accountants’ Compilation Report

LIBERTY RENEWABLE FUELS, LLC

(Parent Company Only)

SUMMARY OF SIGNIFICANT ASSUMPTIONS AND ACCOUNTING POLICIES

YEARS ENDING ZERO THROUGH FIVE

NOTE F—SELECTED FINANCIAL DATA—PRICE SENSITIVITY MATRIX

The following price sensitivity matrix was prepared to illustrate the effect of volatile changes in ethanol and corn pricing on the profitability of the proposed ethanol plant and the potential exposure to market risk. The profitability of an ethanol plant is subject to significant market risk with respect to price of ethanol, the principal product marketed, and the price and availability of corn, the principal product used in the ethanol production process.

The price sensitivity matrix is based on Year 3 of the proposed operations, using the same assumptions used for the forecasted financial statements, but varying corn and ethanol pricing. The sole purpose of the price sensitivity matrix is to illustrate the effect of corn and ethanol pricing on the forecasted profitability of the proposed ethanol plant.

The price sensitivity matrix is not a guarantee of future results and should not be relied upon as such.

See Accountants’ Compilation Report

Liberty Renewable Fuels, LLC

110 Million Gallon Ethanol Plant

Price Sensitivity Matrix

Return on Investment—Year 3

Ethanol Price
Corn Price	$1.50	$1.60	$1.70	$1.80	$1.90	$2.00	$2.10	$2.20	$2.30	$2.40	$2.50	$2.60	$2.70	$2.80
$5.00	-79.8%	-67.5%	-55.3%	-43.0%	-30.7%	-18.5%	-6.2%	6.1%	18.3%	30.6%	42.9%	55.1%	67.4%	79.7%
$4.90	-75.4%	-63.2%	-50.9%	-38.6%	-26.4%	-14.1%	-1.8%	10.4%	22.7%	35.0%	47.2%	59.5%	71.8%	84.0%
$4.80	-71.0%	-58.8%	-46.5%	-34.2%	-22.0%	-9.7%	2.6%	14.8%	27.1%	39.4%	51.6%	63.9%	76.1%	88.4%
$4.70	-66.7%	-54.4%	-42.1%	-29.9%	-17.6%	-5.3%	6.9%	19.2%	31.5%	43.7%	56.0%	68.3%	80.5%	92.8%
$4.60	-62.3%	-50.0%	-37.7%	-25.5%	-13.2%	-0.9%	11.3%	23.6%	35.8%	48.1%	60.4%	72.6%	84.9%	97.2%
$4.50	-57.9%	-45.6%	-33.4%	-21.1%	-8.8%	3.4%	15.7%	28.0%	40.2%	52.5%	64.8%	77.0%	89.3%	101.6%
$4.40	-53.5%	-41.2%	-29.0%	-16.7%	-4.5%	7.8%	20.1%	32.3%	44.6%	56.9%	69.1%	81.4%	93.7%	105.9%
$4.30	-49.1%	-36.9%	-24.6%	-12.3%	-0.1%	12.2%	24.5%	36.7%	49.0%	61.3%	73.5%	85.8%	98.1%	110.3%
$4.20	-44.8%	-32.5%	-20.2%	-8.0%	4.3%	16.6%	28.8%	41.1%	53.4%	65.6%	77.9%	90.2%	102.4%	114.7%
$4.10	-40.4%	-28.1%	-15.8%	-3.6%	8.7%	21.0%	33.2%	45.5%	57.8%	70.0%	82.3%	94.5%	106.8%	119.1%
$4.00	-36.0%	-23.7%	-11.5%	0.8%	13.1%	25.3%	37.6%	49.9%	62.1%	74.4%	86.7%	98.9%	111.2%	123.5%
$3.90	-31.6%	-19.3%	-7.1%	5.2%	17.5%	29.7%	42.0%	54.2%	66.5%	78.8%	91.0%	103.3%	115.6%	127.8%
$3.80	-27.2%	-15.0%	-2.7%	9.6%	21.8%	34.1%	46.4%	58.6%	70.9%	83.2%	95.4%	107.7%	120.0%	132.2%
$3.70	-22.9%	-10.6%	1.7%	13.9%	26.2%	38.5%	50.7%	63.0%	75.3%	87.5%	99.8%	112.1%	124.3%	136.6%
$3.60	-18.5%	-6.2%	6.1%	18.3%	30.6%	42.9%	55.1%	67.4%	79.7%	91.9%	104.2%	116.4%	128.7%	141.0%
$3.50	-14.1%	-1.8%	10.4%	22.7%	35.0%	47.2%	59.5%	71.8%	84.0%	96.3%	108.6%	120.8%	133.1%	145.4%
$3.40	-9.7%	2.6%	14.8%	27.1%	39.4%	51.6%	63.9%	76.1%	88.4%	100.7%	112.9%	125.2%	137.5%	149.7%
$3.30	-5.3%	6.9%	19.2%	31.5%	43.7%	56.0%	68.3%	80.5%	92.8%	105.1%	117.3%	129.6%	141.9%	154.1%
$3.20	-0.9%	11.3%	23.6%	35.8%	48.1%	60.4%	72.6%	84.9%	97.2%	109.4%	121.7%	134.0%	146.2%	158.5%
$3.10	3.4%	15.7%	28.0%	40.2%	52.5%	64.8%	77.0%	89.3%	101.6%	113.8%	126.1%	138.4%	150.6%	162.9%
$3.00	7.8%	20.1%	32.3%	44.6%	56.9%	69.1%	81.4%	93.7%	105.9%	118.2%	130.5%	142.7%	155.0%	167.3%

ASSUMPTIONS:

Natural Gas Cost per MMBTU	$7.00	Ethanol gallons sold	118,680,000	Interest rate on SR debt	8.82%
BTU’S Used per Gallon of Ethanol	34,000	Ethanol gallons per bushel	2.80	Interest rate on bond debt	7.30%
Total Project Cost	$215,360,000	Electricity cost per kWh	$0.043	Payroll expense	$2,918,000
Total Equity	$96,760,000	kWh’s used per ethanol gallon	0.75	Total tons of DDGS sold	381,000
Percent Equity	45%	Denaturant cost/gallon ethanol	$0.0875	DDGS price per ton	$100.00

The price sensitivity matrix is based on Year 3 of the proposed operations, using the same assumptions used for the forecasted financial statements, but varying corn and ethanol pricing. The sole purpose of the price sensitivity matrix is to illustrate the effect of corn and ethanol pricing on the forecasted profitability of the proposed ethanol plant.

The price sensitivity matrix is not a guarantee of future results and should not be relied upon as such.

See Accountants’ Compilation Report